Exhibit 99

Genesis Bioventures Announced Changes in Its Board of Directors Today

Thursday May 3, 4:36 pm ET

LOS ANGELES--(BUSINESS WIRE)--Genesis Bioventures (OTCBB:GBIW - News) announced changes in its board of directors today.

Mr. Robert Lutz and Mr. Victor Voebel were unanimously elected to the Board of Directors by the Board. Concurrently, Dr. Ian Woods, a director and former Chief Scientific Officer of the Company resigned from the Board.

Mr. Lutz is a retired executive and private investor in several companies. He has a successful career in industrial engineering and was with General Electric Company for nine years and six years with start up companies in the computer industry in various management positions. Mr. Lutz was the founder of Continental Circuits Corp and served in capacities of President, C.E.O. and Chairman of the Board until he resigned from the company after the public offering in 1995. Mr. Lutz is the Company's largest investor and shareholder, and formerly served as a Director of the Company from 2001 to 2005.

Mr. Voebel is a retired executive and a private investor. He received his BBA from Southwestern Texas State University. For the following twenty years Mr. Voebel was a very successful senior executive sales and marketing professional at several biomedical and medical device companies. In his last two companies, Hydrocurve Soft Lense and Cilco, his sales teams topped each Company's revenue production and annual sales increases. Mr. Voebel is Genesis Bioventures' second largest investor and shareholder.

"I am very delighted to have Mr. Lutz and Mr. Voebel join our board of directors," said, Mr. Lane. "Both of these outstanding professionals have been extraordinarily supportive of the Company over the past several years. Now seeing the fruits of our turn around and restructuring efforts, they are very enthusiastic to join our board of directors to assist us complete our restructuring and successful introduction of our products into the marketplace. Both of these gentlemen bring substantial expertise and experience to our Board of Directors."

"I would also like to thank Dr. Woods on behalf of the Company for his past contributions to the Board and to the Company. We wish him the very best in his professional endeavors."

Contact:

Genesis Bioventures, Inc.

Douglas C. Lane, CEO, 310-443-4102